                                                           EXHIBIT 1.A (5)(a)(i)

SECURITY LIFE OF DENVER
 INSURANCE COMPANY

                         INSURED:                 JOHN DOE
                         POLICY DATE:             MAY 27, 1997
                         POLICY NUMBER:           60000001
                         STATED DEATH BENEFIT:    $100,000.00

WE AGREE TO PAY the base death benefit to the Beneficiary upon the death of the Insured while this Policy is in force.

WE AGREE TO PAY your Net Account Value to you as of the Maturity Date if the Insured is living on that date.

WE ALSO AGREE to provide the other rights and benefits of the Policy. These agreements are subject to the provisions of the Policy.

RIGHT TO EXAMINE POLICY PERIOD. You have the right to examine and return this Policy within 45 days of the date the application was signed or within 10 days of receipt of the policy by the policyholder, whichever is later.

The Policy may be returned by delivering or mailing it to us at our Customer Service Center. Immediately upon return it will be deemed void as of the Policy Date. Upon return of the Policy to us, we will refund all premiums paid.

               /s/ Eugene L. Copeland      /s/ Stephen M. Christopher
                        Secretary                    President

In this Policy "you" and "your" refer to the Owner of the Policy. "We", "us" and "our" refer to Security Life of Denver Insurance Company.

       THIS POLICY IS A FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.
                      THIS IS A NON-PARTICIPATING POLICY

DEATH BENEFITS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THESE VALUES MAY INCREASE OR DECREASE BASED ON INVESTMENT EXPERIENCE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. DEATH BENEFITS ARE PAYABLE BY US UPON THE DEATH OF THE INSURED PRIOR TO THE MATURITY DATE. YOUR NET ACCOUNT VALUE, IF ANY, IS PAYABLE BY US IF THE INSURED IS LIVING AS OF THE MATURITY DATE. HOWEVER, AT NO TIME WILL THE MAXIMUM AMOUNT YOU MAY BORROW BE LESS THAN 90% OF THE ACCOUNT VALUE; MINUS ANY OUTSTANDING POLICY LOAN AND ACCRUED BUT UNPAID INTEREST. FLEXIBLE PREMIUMS ARE PAYABLE BY YOU DURING THE LIFETIME OF THE INSURED UNTIL THE MATURITY DATE. THE DEATH BENEFIT WILL BE AT LEAST EQUAL TO THE STATED DEATH BENEFIT AMOUNT AT THE DATE OF ISSUE IF PREMIUMS ARE DULY PAID AND IF THERE ARE NO OUTSTANDING POLICY LOANS, PARTIAL WITHDRAWALS, OR PARTIAL SURRENDERS. REFER TO THE PAYOUT OF PROCEEDS PROVISION FOR ADDITIONAL INFORMATION.

                   SECURITY LIFE OF DENVER INSURANCE COMPANY
                                A Stock Company

                            Customer Service Center
                 P.O. Box 173763, Denver, Colorado  80217-3763
                       Toll Free Number:  1(800)933-5858


Form 1197 (VUL) - MD - 5/97

                               TABLE OF CONTENTS

SCHEDULE.......................................................................5
DEFINITION OF TERMS............................................................6
INSURANCE COVERAGE PROVISIONS..................................................7
     INITIAL PREMIUM ALLOCATION................................................7
     VALUATION DATE............................................................7
     VALUATION PERIOD..........................................................7
     EFFECTIVE DATE OF COVERAGE................................................7
     PAYOUT OF PROCEEDS........................................................8
     BASE DEATH BENEFIT........................................................8
     CHANGE IN REQUESTED INSURANCE COVERAGE....................................9
       Requested Increases in Coverage.........................................9
       Requested Decreases in Coverage.........................................9
       Death Benefit Option Changes...........................................10
PREMIUM PROVISIONS............................................................10
     SCHEDULED PREMIUMS.......................................................10
     UNSCHEDULED PREMIUMS.....................................................11
     PREMIUM LIMITATION.......................................................11
     PREMIUM ALLOCATION.......................................................11
VARIABLE ACCOUNT PROVISION....................................................11
     THE VARIABLE ACCOUNT.....................................................11
     VARIABLE ACCOUNT DIVISIONS...............................................12
     CHANGES WITHIN THE VARIABLE ACCOUNT......................................12
GENERAL ACCOUNT PROVISIONS....................................................13
     THE GENERAL ACCOUNT......................................................13
     GUARANTEED INTEREST DIVISION.............................................13
     LOAN DIVISION............................................................13
TRANSFER PROVISIONS...........................................................13
     TRANSFERS TO OR FROM THE GUARANTEED INTEREST DIVISION....................13
     EXCESS TRANSFER CHARGE...................................................14

Form 1197 (VUL)

     DOLLAR COST AVERAGING....................................................14
     AUTOMATIC REBALANCING....................................................15
ACCOUNT VALUE PROVISIONS......................................................15
     NET PREMIUM..............................................................16
     ACCOUNT VALUES ON THE INVESTMENT DATE....................................16
     ACCUMULATION UNIT VALUE..................................................16
     ACCUMULATION EXPERIENCE FACTOR...........................................16
     ACCOUNT VALUE OF THE DIVISIONS OF THE VARIABLE ACCOUNT...................17
     ACCOUNT VALUE OF THE GUARANTEED INTEREST DIVISION........................17
     ACCOUNT VALUE OF THE LOAN DIVISION.......................................17
MONTHLY DEDUCTION AND REFUND..................................................18
     MONTHLY DEDUCTION........................................................18
     COST OF INSURANCE........................................................18
     PERSISTENCY REFUND.......................................................19
LOAN PROVISIONS...............................................................19
     POLICY LOANS.............................................................19
     LOAN INTEREST............................................................19
     LOAN DIVISION............................................................19
PARTIAL WITHDRAWAL PROVISIONS.................................................20
SURRENDER PROVISIONS..........................................................21
     SURRENDER VALUE..........................................................21
     SURRENDER CHARGES........................................................21
     BASIS OF COMPUTATIONS....................................................22
     FULL SURRENDERS..........................................................22
GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS........................22
     GRACE PERIOD.............................................................22
     THREE YEAR CONTINUATION PERIOD...........................................23
     TERMINATION..............................................................23
     REINSTATEMENT............................................................23
     DEFERRAL OF PAYMENT......................................................24

Form 1197 (VUL) -  MD

GENERAL POLICY PROVISIONS.....................................................24
     THE POLICY...............................................................24
     AGE......................................................................24
     PROCEDURES...............................................................24
     OWNERSHIP................................................................25
     BENEFICIARIES............................................................25
     EXCHANGE RIGHT...........................................................25
     CONTRACT CHANGES.........................................................26
     COLLATERAL ASSIGNMENT....................................................26
     INCONTESTABILITY.........................................................26
     MISSTATEMENT OF AGE OR SEX...............................................26
     SUICIDE EXCLUSION........................................................26
     PERIODIC REPORTS.........................................................26
     ILLUSTRATION OF BENEFITS AND VALUES......................................27
     NONPARTICIPATING.........................................................27
     CUSTOMER SERVICE CENTER..................................................27
PAYOUTS OTHER THAN AS ONE SUM.................................................27
     ELECTION.................................................................27
     PAYOUT OPTIONS...........................................................27
     CHANGE AND WITHDRAWAL....................................................28
     EXCESS INTEREST..........................................................28
     MINIMUM AMOUNTS..........................................................28
     SUPPLEMENTARY POLICY.....................................................28
     INCOME PROTECTION........................................................29
     DEATH OF PRIMARY PAYEE...................................................29
     PAYMENTS OTHER THAN MONTHLY..............................................29
SETTLEMENT OPTION TABLES......................................................30

Additional benefits or riders, if any, will be listed in the Schedule. The additional provisions will be inserted in the Policy.

FORM 1197 (VUL) - MD

                                   SCHEDULE

                        (Effective Date:  July 2, 1997)


                              POLICY INFORMATION

Policy Number                      1000540-001              Stated Death Benefit                $100,000.00
Insured                            JOHN DOE                 Minimum Stated Death Benefit        $ 50,000.00
Owner                              JOHN DOE
                                                            Three Year Continuation Period      May 1,1998
                                                            Ending Date
                                                            Death Benefit Option                Stated Death Benefit
                                                                                                Option 1

                                                            Three Year Continuation Period
Age And Sex                        35, Male                 Minimum Annual Premium              $631.62
Premium Class                      Standard, Non-Smoker

Policy Date                        May 1, 1997              Scheduled Premium                   $3,000.00
Maturity Date                      May 15, 2060

Definition of Life Insurance Test:      Guideline Premium


CUSTOMER SERVICE CENTER:           P.O. Box 173763, Denver, Colorado 80217-3763

Coverage may expire prior to the Maturity Date if Scheduled Premiums are paid in a timely manner, coverage may expire prior to the Maturity Date if said premiums are insufficient to continue coverage and the Three Year Continuation has ended. Coverage will also be affected by Partial Withdrawals, Policy Loans, changes in the current cost of insurance rates, the actual credited interest rate for the Guaranteed Interest Division and the investment experience of the Variable Account.

FORM 1197 (VUL) - MD

                                BENEFIT PROFILE

------------------------------------------------------------------------------------------------------------------------------------

                                                   Initial      Segment                                  Guideline
                                                   Benefit       Issue      Age At        Effective        Annual       Target
Description                                        Amount         Age    Maturity Date       Date         Premium      Premium
------------------------------------------------------------------------------------------------------------------------------------
Stated Death Benefit (Segment #1)                  $100,000.00    35          100         May 1, 1995    $1,288.02     $800.00
------------------------------------------------------------------------------------------------------------------------------------
Adjustable Term Insurance Rider (Segment #1)        $50,000.00    35          100         May 1, 1995     $615,62       $0.00
------------------------------------------------------------------------------------------------------------------------------------

A coverage segment is a block of Death Benefit coverage. The Stated Death Benefit shown on the schedule page at issue is the initial coverage segment. Additional segments are added to the policy after issue to increase the Death Benefit. Each individual coverage segment added to the policy has its own cost of insurance charges and expense loads as shown in the Schedule.

FORM 1197 (VUL) - MD
PAGE 5A

             ALLOCATION OF INITIAL PREMIUM AS SHOWN ON APPLICATION

          [Neuberger & Berman Limited Maturity Bond]                                   0 %
          [Neuberger & Berman Growth           ]                                       0 %
          [Neuberger & Berman Government Income      ]                                25 %
          [Neuberger & Berman Partners]                                               25 %

          [Alger American Growth Division]                                             0 %
          [Alger American Leveraged AllCap Division]                                  25 %
          [Alger American MidCap Growth   ]                                            0 %
          [Alger American Small Capital]                                               0 %

          [Fidelity Asset Manager          ]                                           0 %
          [Fidelity Growth              ]                                             25 %
          [Fidelity Overseas             ]                                             0 %
          [Fidelity Money Market           ]                                           0 %
          [Fidelity Index 500            ]                                             0 %

          [INVESCO Total Return              ]                                         0 %
          [INVESCO Industrial Income           ]                                       0 %
          [INVESCO High Yield               ]                                          0 %
          [INVESCO Utilities              ]                                            0 %

          [Van Eck Worldwide Balanced            ]                                     0 %
          [Van Eck Gold and Natural Resources      ]                                   0 %

          Guaranteed Interest Division                                                 0 %

If you elect to invest in a particular Division, at least 1% of your Net Premium must be allocated to that Division provided that the allocation to each Division selected is at least $100. All percentage allocations must be in whole numbers.

FORM 1197 (VUL)
PAGE 5B

EXPENSE CHARGES

   PREMIUM EXPENSE CHARGES (As a Percent of all Premiums):
       Sales Load:
             Segment Issue Age            Sales Load
                 0-49                        2.25%
                50-59                        3.25%
                60+                          4.25%

       State And Local Taxes:                              2.5%
       Federal Deferred Acquisition Cost Charge:           1.5%

   MONTHLY EXPENSE CHARGES:
               $13.00  per Policy month for the first 36 months
                $3.00  per Policy month thereafter; plus

              $0.0125 per thousand of Stated Death Benefit (or Target Death Benefit, if greater), all years. The per thousand charge is limited to $15.00 per Policy month.

ANNUAL MORTALITY AND EXPENSE RISK CHARGE (Based on the percentage of assets in each Variable Account Division)

   Mortality And Expense Risk Charge:  0.75%

FORM 1197 (VUL) - MD
PAGE 5C

SURRENDER CHARGES

     The maximum Surrender Charges which pertain to the insurance coverages shown in the Schedule are shown in the following table. The total Surrender Charge equals the sum of the Administration Charges and Sales Surrender Charges as described in the Surrender Charges provision. The total Surrender Charge would not exceed the total Maximum Surrender Charge as outlined below.

                    ----------------------------------------
                        SURRENDERS
                        DURING THE
                       POLICY YEAR         TOTAL MAXIMUM
                          ENDING          SURRENDER CHARGE
                    ----------------------------------------
                           1996              $650.00
                    ----------------------------------------
                           1997              $650.00
                    ----------------------------------------
                           1998              $650.00
                    ----------------------------------------
                           1999              $650.00
                    ----------------------------------------
                           2000              $650.00
                    ----------------------------------------
                           2001              $650.00
                    ----------------------------------------
                           2002              $650.00
                    ----------------------------------------
                           2003              $568.75
                    ----------------------------------------
                           2004              $487.50
                    ----------------------------------------
                           2005              $406.25
                    ----------------------------------------
                           2006              $325.00
                    ----------------------------------------
                           2007              $243.75
                    ----------------------------------------
                           2008              $162.50
                    ----------------------------------------
                           2009               $81.25
                    ----------------------------------------
                           2010                 0
                    ----------------------------------------

SALES SURRENDER CHARGE TABLE

--------------------------------------------------------
                    PERCENTAGE OF -
                   PREMIUMS PAID IN     PERCENTAGE OF
PERCENTAGE OF       EXCESS OF THE       PREMIUMS PAID
PREMIUMS PAID      TARGET PREMIUM       IN EXCESS OF 6
  UP TO THE       AND UP TO 6 TIMES        TIMES THE
    TARGET           THE TARGET             TARGET
    PREMIUM           PREMIUM              PREMIUM
--------------------------------------------------------
     25%                 5%                  0%
--------------------------------------------------------

ADMINISTRATION SURRENDER CHARGE TABLE

--------------------------------------------------------------
                                   ADMINISTRATIVE SURRENDER
     SEGMENT                        CHARGE PER THOUSAND OF
    ISSUE AGE                        STATED DEATH BENEFIT
--------------------------------------------------------------
      0-39                                   $2.50
--------------------------------------------------------------
     40-49                                   $3.50
--------------------------------------------------------------
     50-59                                   $4.50
--------------------------------------------------------------
     60-69                                   $5.50
--------------------------------------------------------------
 70 and above                                $6.50
--------------------------------------------------------------

The Surrender Charge consists of the Sales Surrender Charge and the Administrative Surrender Charge as determined from the above tables for the first 7 Policy years of each segment. Thereafter, the Surrender Charge for the segment decreases at the beginning of each year from the Effective Date of the segment by 12.5% of the Surrender Charge in effect at the end of the 7th Policy year until it reaches zero at the beginning of the 15th Policy year following the segment's Effective Date or the Policy year the Insured reaches age 98, whichever is sooner.

FORM 1197 (VUL) - MD
PAGE 5D

POLICYHOLDER TRANSACTION CHARGES

     Requests for Illustrations of Benefits and Values:    $25
                            Premium Allocation Changes:    $25 for each change
                                                            over 5 per Policy
                                                            year
                                Excess Transfer Charge:    See the Transfer
                                                            Provisions section
                        Partial Withdrawal Service Fee:    See below

POLICY LOANS

                         Policy Loan Interest Rate:    3.75% per year
Guaranteed Interest Rate Credited to Loan Division:    3.00% per year
                               Minimum Loan Amount:    $100
                               Maximum Loan Amount:    Refer to the Loan
                                                        Provisions Section
 PARTIAL WITHDRAWALS

                 Minimum Partial Withdrawal Amount:    $100
                 Maximum Partial Withdrawal Amount:    Amount which will leave
                                                        $500 as the net Cash
                                                        Value
                    Partial Withdrawal Service Fee:    The lesser of $25 or 2%
                                                        of the amount withdrawn
                      Limit on Partial Withdrawals:    One per Policy year

GUARANTEED INTEREST DIVISION

     Guaranteed Interest Rate For Guaranteed Interest Division:  3.00% per year

FORM 1197 (VUL) - MD
PAGE 5E

                         DEFINITION OF LIFE INSURANCE

     -------------------------------------------------------------------------
      ATTAINED   FACTOR  ATTAINED  FACTOR  ATTAINED  FACTOR  ATTAINED  FACTOR
        AGE                AGE               AGE               AGE
     -------------------------------------------------------------------------
        0-40       2.50
     -------------------------------------------------------------------------

     -------------------------------------------------------------------------
         41        2.43        56    1.46        71    1.13        86    1.05
     -------------------------------------------------------------------------
         42        2.36        57    1.42        72    1.11        87    1.05
     -------------------------------------------------------------------------
         43        2.29        58    1.38        73    1.09        88    1.05
     -------------------------------------------------------------------------
         44        2.22        59    1.34        74    1.07        89    1.05
     -------------------------------------------------------------------------
         45        2.15
     -------------------------------------------------------------------------
                               60    1.30        75    1.05        90    1.05
     -------------------------------------------------------------------------
         46        2.09        61    1.28        76    1.05        91    1.04
     -------------------------------------------------------------------------
         47        2.03        62    1.26        77    1.05        92    1.03
     -------------------------------------------------------------------------
         48        1.97        63    1.24        78    1.05        93    1.02
     -------------------------------------------------------------------------
         49        1.91        64    1.22        79    1.05        94    1.01
     -------------------------------------------------------------------------
         50        1.85
     -------------------------------------------------------------------------
                               65    1.20        80    1.05        95    1.01
     -------------------------------------------------------------------------
         51        1.78        66    1.19        81    1.05        96    1.01
     -------------------------------------------------------------------------
         52        1.71        67    1.18        82    1.05        97    1.01
     -------------------------------------------------------------------------
         53        1.64        68    1.17        83    1.05        98    1.01
     -------------------------------------------------------------------------
         54        1.57        69    1.16        84    1.05        99    1.01
     -------------------------------------------------------------------------
         55        1.50        70    1.15        85    1.05       100    1.00
     -------------------------------------------------------------------------

     -------------------------------------------------------------------------

The Base Death Benefit at any time will be at least equal to your Account Value multiplied by the appropriate factor from this table.

Form 1197 (VUL) - MD
Page 5F

         TARGET DEATH BENEFIT SCHEDULE--TABLE OF TARGET DEATH BENEFITS

-------------------------------------------------------------------------------------------------------------
 POLICY   TARGET DEATH  GUARANTEED   POLICY   TARGET DEATH   GUARANTEED  POLICY   TARGET DEATH   GUARANTEED
  YEAR      BENEFIT       RATES       YEAR      BENEFIT        RATES      YEAR      BENEFIT        RATES
-------------------------------------------------------------------------------------------------------------
    1     $150,000.00     0.14803      25     $150,000.00     0.95583      49     $150,000.00     10.31583
    2     $150,000.00     0.14750      26     $150,000.00     1.05333      50     $150,000.00     11.34250
    3     $150,000.00     0.15667      27     $150,000.00     1.16167      51     $150,000.00     12.43333
    4     $150,000.00     0.16667      28     $150,000.00     1.28500      52     $150,000.00     13.56667
    5     $150,000.00     0.17833      29     $150,000.00     1.42583      53     $150,000.00     14.73250
-------------------------------------------------------------------------------------------------------------
    6     $150,000.00     0.19083      30     $150,000.00     1.58500      54     $150,000.00     15.90750
    7     $150,000.00     0.20583      31     $150,000.00     1.76083      55     $150,000.00     17.10750
    8     $150,000.00     0.22083      32     $150,000.00     1.95000      56     $150,000.00     18.34917
    9     $150,000.00     0.23833      33     $150,000.00     2.15500      57     $150,000.00     19.65333
   10     $150,000.00     0.25583      34     $150,000.00     2.37500      58     $150,000.00     21.06250
-------------------------------------------------------------------------------------------------------------
   11     $150,000.00     0.27667      35     $150,000.00     2.61500      59     $150,000.00     22.63583
   12     $150,000.00     0.29917      36     $150,000.00     2.88583      60     $150,000.00     24.63750
   13     $150,000.00     0.32333      37     $150,000.00     3.24250      61     $150,000.00     27.49667
   14     $150,000.00     0.34917      38     $150,000.00     3.54667      62     $150,000.00     32.04583
   15     $150,000.00     0.37833      39     $150,000.00     3.95333      63     $150,000.00     40.01667
-------------------------------------------------------------------------------------------------------------
   16     $150,000.00     0.40917      40     $150,000.00     4.41000      64     $150,000.00     54.83167
   17     $150,000.00     0.44583      41     $150,000.00     4.90000      65     $150,000.00     83.33333
   18     $150,000.00     0.48833      42     $150,000.00     5.42167
   19     $150,000.00     0.53583      43     $150,000.00     5.97000
   20     $150,000.00     0.59083      44     $150,000.00     6.53917
-------------------------------------------------------------------------------------------------------------
   21     $150,000.00     0.65167      45     $150,000.00     7.14333
   22     $150,000.00     0.71917      46     $150,000.00     7.80583
   23     $150,000.00     0.79083      47     $150,000.00     8.54333
   24     $150,000.00     0.86833      48     $150,000.00     9.37667
-------------------------------------------------------------------------------------------------------------

The Adjustable Term Insurance Rider Death Benefit is the difference between the Target Death Benefit and the Base Death Benefit provided by the Policy. In no event will the Adjustable Term Insurance Rider Death Benefit be less than zero. Refer to your Adjustable Term Insurance Rider for more information.

The guaranteed rates shown FOR THE ADJUSTABLE TERM INSURANCE RIDER are for a standard rate class. If the Adjustable Term Rider is based on a substandard rate class (other than non-smoker or smoker), the guaranteed rates will be adjusted using the rating factor shown in the Schedule for the substandard class. If the substandard rate class is a stated percentage increase, the guaranteed rates will be determined by multiplying the rates for a standard rate class shown above by the rating factor shown in the Schedule. If the substandard rate class is a flat amount per $1,000, the guaranteed rates will be determined by adding the flat amount per $1,000 shown in the Schedule to the rate per $1,000 for the standard rate class shown above. The rates shown above are based on the 1980 Commissioners' Standard Ordinary Mortality Non-smoker Table, age nearest birthday.

Form 1197 (VUL) -MD
Page 5G

                           TABLE OF GUARANTEED RATES

             Guaranteed Maximum Cost of Insurance Rates Per $1000
              (Basic Policy and Additional Insured Rider if any)

-------------------------------------------------------------------------------------------------------------------------------
   Age       Monthly Cost of        Age       Monthly Cost of       Age       Monthly Cost of       Age       Monthly Cost of
 Nearest      Insurance Rate      Nearest      Insurance Rate     Nearest      Insurance Rate     Nearest      Insurance Rate
 Birthday                         Birthday                        Birthday                        Birthday
-------------------------------------------------------------------------------------------------------------------------------
     0           0.34900             26           0.12342            51           0.44693            76           5.59039
-------------------------------------------------------------------------------------------------------------------------------
     1           0.08921             27           0.12175            52           0.48965            77           6.17549
-------------------------------------------------------------------------------------------------------------------------------
     2           0.08254             28           0.12008            53           0.53742            78           6.78686
-------------------------------------------------------------------------------------------------------------------------------
     3           0.08170             29           0.12208            54           0.59276            79           7.44038
-------------------------------------------------------------------------------------------------------------------------------
     4           0.07920             30           0.12008            55           0.65401            80           8.16249
-------------------------------------------------------------------------------------------------------------------------------
     5           0.07503             31           0.12258            56           0.72203            81           8.97320
-------------------------------------------------------------------------------------------------------------------------------
     6           0.07169             32           0.12509            57           0.79429            82           9.89813
-------------------------------------------------------------------------------------------------------------------------------
     7           0.06869             33           0.12926            58           0.87251            83          10.95204
-------------------------------------------------------------------------------------------------------------------------------
     8           0.06338             34           0.13427            59           0.96090            84          12.11846
-------------------------------------------------------------------------------------------------------------------------------
     9           0.06169             35           0.14094            60           1.05949            85          13.37460
-------------------------------------------------------------------------------------------------------------------------------
    10           0.06085             36           0.14762            61           1.16916            86          14.69860
-------------------------------------------------------------------------------------------------------------------------------
    11           0.06419             37           0.15680            62           1.29417            87          16.08129
-------------------------------------------------------------------------------------------------------------------------------
    12           0.07086             38           0.16682            63           1.43714            88          17.49682
-------------------------------------------------------------------------------------------------------------------------------
    13           0.08254             39           0.17851            64           1.59899            89          18.96601
-------------------------------------------------------------------------------------------------------------------------------
    14           0.09588             40           0.19103            65           1.77812            90          20.51212
-------------------------------------------------------------------------------------------------------------------------------
    15           0.10756             41           0.20607            66           1.97123            91          22.16549
-------------------------------------------------------------------------------------------------------------------------------
    16           0.11924             42           0.22110            67           2.18097            92          23.98724
-------------------------------------------------------------------------------------------------------------------------------
    17           0.12842             43           0.23865            68           2.40660            93          26.06643
-------------------------------------------------------------------------------------------------------------------------------
    18           0.13343             44           0.25619            69           2.65338            94          28.78427
-------------------------------------------------------------------------------------------------------------------------------
    19           0.13844             45           0.27709            70           2.93268            95          32.81758
-------------------------------------------------------------------------------------------------------------------------------
    20           0.14011             46           0.29966            71           3.30181            96          39.64294
-------------------------------------------------------------------------------------------------------------------------------
    21           0.13927             47           0.32391            72           3.61779            97          53.06605
-------------------------------------------------------------------------------------------------------------------------------
    22           0.13677             48           0.34984            73           4.04199            98          83.33333
-------------------------------------------------------------------------------------------------------------------------------
    23           0.13427             49           0.37912            74           4.52073            99          83.33333
-------------------------------------------------------------------------------------------------------------------------------
    24           0.13093             50           0.41009            75           5.03724
-------------------------------------------------------------------------------------------------------------------------------
    25           0.12675
-------------------------------------------------------------------------------------------------------------------------------

The rates shown are for a standard rate class. If the Policy is based on a substandard rate class (other than Smoker or Non-Smoker), the maximum cost of insurance rates will be adjusted using the rating factor shown in the Schedule for the substandard class. If the substandard rate class is a stated percentage increase, the maximum cost of insurance rates will be determined by multiplying the rates for a standard rate class shown above by the rating factor shown in the Schedule. If the substandard rate class is a flat amount per $1,000, the maximum cost of insurance rates will be determined by adding the flat amount per $1,000 shown in the Schedule to the rate per $1,000 for the standard rate class shown above. The rates shown above are based on the 1980 Commissioners' Standard Ordinary Mortality Non-Smoker Table, age nearest birthday.

Form 1197 (VUL) -MD
Page 5H

                              DEFINITION OF TERMS

ACCOUNT VALUE - The sum of the amounts allocated to the Divisions of the Variable Account and to the Guaranteed Interest Division, as well as any amount set aside in the Loan Division to secure a Policy Loan.

ACCUMULATION UNIT VALUE - The value of the Accumulation Units of each Division of the Variable Account. The Accumulation Unit Value is determined as of each Valuation Date.

BASE DEATH BENEFIT - Initially this is the Stated Death Benefit under the Policy. The Base Death Benefit may be greater than the Stated Death Benefit depending on which death benefit option and which test for the Federal income tax law definition of life insurance you choose. Please refer to the Base Death Benefit section for further information.

CASH SURRENDER VALUE - The amount of your Account Value minus the Surrender Charge, if any.

CUSTOMER SERVICE CENTER - Our administrative office at P.O. Box 173763, Denver, CO 80217-3763.

DIVISION(S) OF THE VARIABLE ACCOUNT - The investment options available, each of which invests in shares of one of the Portfolios.

GENERAL ACCOUNT - The account which contains all of our assets other than those held in the Variable Account or our other separate accounts.

GUARANTEED INTEREST DIVISION - Part of our General Account to which a portion of the Account Value may be allocated and which provides guarantees of principal and interest.

INVESTMENT DATE - The date on which the initial Net Premium we receive will be allocated to your Policy. We will not allocate funds to your Policy until we receive at least one quarter of the Minimum Annual Premium as shown in the Schedule attached to your Policy and we have approved your Policy for issue.

LOAN DIVISION - Part of our General Account in which funds are set aside to secure any outstanding Policy Loan and accrued loan interest when due.

MATURITY DATE - The date the Policy matures. This is the Policy anniversary nearest the Insured's 100th birthday.

MONTHLY PROCESSING DATE - The date each month on which the monthly deductions from the Account Value are due. The first Monthly Processing Date will be the Policy Date or the Investment Date, if later. Subsequent Monthly Processing Dates will be the same date as the Policy Date each month unless this is not a Valuation Date, in which case the Monthly Processing Date occurs on the next Valuation Date.

NET ACCOUNT VALUE - The amount of the Account Value minus any Policy Loan and accrued loan interest.

NET CASH SURRENDER VALUE - The amount of the Cash Surrender Value minus any Policy Loan and accrued loan interest.

NET PREMIUM - Premium amounts paid less the sales and tax charges. These charges are deducted from the premiums before the premium is applied to your Account Value.

PARTIAL WITHDRAWAL - The withdrawal of a portion of your Net Cash Surrender Value from the Policy. The Partial Withdrawal may cause you to incur a Surrender Charge, and it may reduce the amount of Stated Death Benefit in force.

POLICY LOAN - The sum of amounts you have borrowed from your Policy, increased by any Policy Loan interest capitalized when due, and reduced by any Policy Loan repayments.

RIGHT TO EXAMINE POLICY PERIOD - The period of time within which the Owner may examine the Policy and return it for a refund.

SCHEDULED PREMIUM - The premium amount which you specify on the application as the amount you intend to pay at fixed intervals over a specified period of time. We will send you premium reminder notices for the amount of the Scheduled Premium on a quarterly, semiannual, or annual basis, as you determine; you need not pay the Scheduled Premium, and you may change it at any time. Also, within limits, you may pay less or more than the Scheduled Premium.

STATED DEATH BENEFIT - The initial amount of Base Death Benefit under the Policy. The Stated Death Benefit amount will not vary unless you change it.

SURRENDER CHARGE - The charge made against your Account Value in the event of surrender, Policy lapse, requested reductions in the Stated Death Benefit, or certain Partial Withdrawals. The Surrender Charge consists of the administrative Surrender Charge and the sales Surrender Charge.

VALUATION PERIOD - The period which begins at 4:00 p.m. Eastern Time on Valuation Date and ends at 4:00 p.m. Eastern Time on the next succeeding Valuation Date.

Form 1197 (VUL) - MD

                         INSURANCE COVERAGE PROVISIONS

INITIAL PREMIUM ALLOCATION

We will not allocate funds to your Policy until we receive at least one quarter of the Minimum Annual Premium. The Minimum Annual Premium is listed in the Schedule. The Valuation Date on which we receive this amount and have approved your Policy for issue is the Investment Date. As of the Investment Date, the amount you have asked to be invested in the Divisions of the Variable Account will be allocated to the [Fidelity Investments Money Market Division]. Any amount you have designated for allocation to the Guaranteed Interest Division will be allocated to that Division. The amount allocated to the [Fidelity Investments Money Market Division] will remain there until the end of the Right to Examine Policy Period, at which time the balance will be transferred to the other Divisions of the Variable Account according to the allocations shown in the Schedule.

VALUATION DATE

A Valuation Date is any day:

     a) The New York Stock Exchange ("NYSE") is open for trading and on which Security Life's Customer Service Center is open for business; or

     b)   As may be required by law.

VALUATION PERIOD

A Valuation Period begins at 4 p.m. Eastern time on a Valuation Date and ends at 4 p.m. Eastern time on the next succeeding Valuation Date.

All Policy processing for a Valuation Period takes place as of the end of the Valuation Period.

EFFECTIVE DATE OF COVERAGE

The Policy date shown in the Schedule is the Effective Date for all coverage provided in the original application. The Effective Date is subject to the payment of at least one quarter of the Minimum Annual Premium and the acceptance of the Policy by you during the continued insurability of all persons insured by this Policy and any riders attached. The Policy date is the date from which we measure Policy years and determine the Monthly Processing Date. The first Monthly Processing Date is the Investment Date. Future Monthly Processing Dates are the same calendar day of each month as the Policy date unless this is not a Valuation Date in which case the Monthly Processing Date occurs on the next Valuation Date. A Policy anniversary occurs each year on the same month and day as the Policy date unless this is not a Valuation Date in which case the Policy anniversary occurs on the next Valuation Date. If the Policy date is February 29th, the Policy anniversary will be February 28th in years in which there is not a February 29th. The Effective Date for increases and additional benefits is shown in the Schedule.

Form 1197 (VUL)

PAYOUT OF PROCEEDS

The Payout of Proceeds is the amount we will pay:

     a)   as of the Maturity Date,
     b)   upon surrender of the Policy before the Maturity Date, or
     c)   upon the death of the Insured before the Maturity Date.

The Payout of Proceeds as of the Maturity Date will be your Net Account Value. The Payout of Proceeds upon surrender of this Policy prior to the Maturity Date will be the net Cash Surrender Value. The Maturity Date is the Policy anniversary on which the Insured's Age is 100. The Insured's Age is the Age listed in the Schedule increased by the number of completed Policy years since the Policy date. The Payout of Proceeds upon the death of the Insured will be the Base Death Benefit; plus any amounts payable from any additional benefits provided by rider; minus any outstanding Policy Loan including accrued but unpaid interest; minus any unpaid monthly deductions incurred prior to the date of death.

We will determine the amount of proceeds payable upon the death of the Insured when we have received due proof of death and any other information which is necessary to process the claim. Any proceeds we pay are subject to adjustments as provided in the Misstatement of Age or Sex, Suicide Exclusion and Incontestability provisions.

We will pay Proceeds in one sum unless you request an alternate form of payment. There are many possible methods of payment. The available Payout Options are described in the Payouts Other Than As One Sum provision. Contact us or your agent for additional information. Interest will be paid on the one sum death Proceeds from the date of the death to the date of payment, or until a Payout Option is selected. Interest will be at the rate we declare, or at any higher rate required by law.

BASE DEATH BENEFIT

The total Stated Death Benefit is the sum of the Stated Death Benefit for all coverage segments. The Stated Death Benefit for each coverage segment and the death benefit option are shown in the Schedule. The Base Death Benefit is determined by the death benefit option which you select as follows:

     Option 1    The Base Death Benefit equals the total Stated Death Benefit.
     Option 2    The Base Death Benefit equals the total Stated Death Benefit, plus your Account Value.
     Option 3    The Base Death Benefit equals the total Stated Death Benefit, plus the sum of Premiums paid minus Partial Withdrawals taken.

The Base Death Benefit at any time will be at least equal to your Account Value multiplied by the appropriate factor from the Definition of Life Insurance Factors table as shown in the Schedule.

This Policy is designed to qualify as a life insurance contract under the Internal Revenue Code. All terms and provisions of the Policy shall be construed in a manner consistent with that design. The amount of insurance in force at any time shall not be less than the amount of insurance necessary to achieve such qualification under the applicable provisions of the Internal Revenue Code in existence at the time the Policy is issued. We reserve the right to amend the Policy or adjust the amount of insurance when required, to maintain this Policy's qualifications as Life Insurance under the Internal Revenue Code. We will send you a copy of any Policy amendment.

Form 1197 (VUL) - MD

CHANGE IN REQUESTED INSURANCE COVERAGE

At least 30 days prior to a Policy anniversary, you may request that the insurance coverage be increased or decreased. You may not increase coverage after the Insured is Age 86. You may change the coverage only once each Policy year on the Policy anniversary. The change in coverage may not be for an amount less than $1,000. The Effective Date of the change will be the Policy anniversary next following the date the written application is approved by us. After any change to the Stated Death Benefit, you will receive a new Schedule which will include the Stated Death Benefit, the benefit under any riders, if applicable, the Guaranteed Cost of Insurance rates, the Guideline Annual Premium, and the new Target Premium and the new Surrender Charge.

REQUESTED INCREASES IN COVERAGE

At least 30 days prior to a Policy anniversary, you may request an increase in the Stated Death Benefit. An increase will become effective as of the Policy anniversary after we have approved your application for increase. You must provide evidence satisfactory to us that the Insured is insurable according to our normal rules of underwriting for this type of Policy. This evidence will include an application and may include required medical information.

You will have the right to cancel an increase in the death benefit within the later of:
     a)   45 days after you sign the application for the increase,
     b)   20 days after you have received the new Schedule, or
     c)   10 days after we mail you the Notice of Withdrawal Right.

You may cancel an increase by sending notice in a form acceptable to us to our Customer Service Center. During this period, we will allocate the Premiums you pay related to the increase to the [Fidelity Investments Money Market Division] of the Variable Account. At the end of this period, the amount of the Premium remaining in the [Fidelity Investments Money Market Division] will be transferred to the Division of the Variable Account according to your most recent written allocation instruction. If you cancel an increase we will refund to you any charges attributable to the increase.

An increase in the Stated Death Benefit will result in a new Sales Load. Premium allocated to an increase in coverage will be subject to a new Sales Load.

REQUESTED DECREASES IN COVERAGE

At least 30 days prior to a Policy anniversary, you may request a decrease in the Stated Death Benefit. A decrease will be effective as of the Policy anniversary. You may decrease the Stated Death Benefit if the Effective Date of the decrease will occur after the later of 2 years from the Policy date or 2 years after the most recent increase was made. A requested decrease will reduce each of the Stated Death Benefit segments in the same proportion as the total Stated Death Benefit is reduced. A Surrender Charge will apply if the Stated Death Benefit is decreased and the decrease occurs during the 14 years following the Policy date or the date of the prior increase. If a Surrender Charge applies, it will be deducted from your Account Value and future Surrender Charges will be reduced.

The sum of the Stated Death Benefit for all coverage segments after any change may not be less than the minimum Stated Death Benefit shown in the Schedule. The Surrender Charge deducted from the Account Value will be equal to the difference between the prior Surrender Charge and the new Surrender Charge based upon the decrease in coverage. Refer to the Surrender Charge provision for the calculation of the amount of Surrender Charge made for a decrease in coverage.

Form 1197 (VUL) - MD

DEATH BENEFIT OPTION CHANGES

At least 30 days prior to a Policy anniversary, you may request a change to the death benefit option. This change will be effective as of the Policy anniversary. A death benefit option change applies to the entire Stated Death Benefit. For us to approve a change to the death benefit option from Option 1 to Option 2, or from Option 1 to Option 3, you must submit evidence to us that the Insured is insurable according to our normal rules of underwriting for that class of policy. We will not reduce the Stated Death Benefit below the minimum Stated Death Benefit shown in the Schedule. After the Effective Date of the change, the Stated Death Benefit will be changed according to the following table:


     OPTION CHANGE
     FROM         TO       STATED DEATH BENEFIT FOLLOWING CHANGE EQUALS:

     Option 1   Option 2   Stated Death Benefit prior to such change minus your
                           Account Value as of the Effective Date of the change.
     Option 2   Option 1   Stated Death Benefit prior to such change plus your
                           Account Value as of the Effective Date of the change.
     Option 1   Option 3   Stated Death Benefit prior to such change minus the
                           sum of the Premiums paid minus Partial Withdrawals
                           taken as of the Effective Date of the change.
     Option 3   Option 1   Stated Death Benefit prior to such change plus the
                           sum of the Premiums paid minus Partial Withdrawals
                           taken as of the Effective Date of the change.
     Option 2   Option 3   Stated Death Benefit prior to such change plus i)
                           your Account Value as of the Effective Date of the
                           change, minus ii) the sum of the Premiums paid minus
                           Partial Withdrawals taken as of the Effective Date of
                           the change.
     Option 3   Option 2   Stated Death Benefit prior to such change plus i) the
                           sum of the Premiums paid minus Partial Withdrawals taken as of the Effective Date of the change, minus
                           ii) your Account Value as of the Effective Date of the change.

  For purposes of death benefit option changes, your Account Value will be allocated to each coverage segment in the same proportion that the Stated Death Benefit of that segment bears to the sum of all Stated Death Benefit segments as of the Effective Date of change.

                              PREMIUM PROVISIONS

SCHEDULED PREMIUMS

The Scheduled Premium as shown in the Schedule may be paid while this Policy is in force during the Insured's lifetime. You may increase or decrease the amount of the Scheduled Premium, as long as any decrease does not reduce the Scheduled Premium below the monthly deduction and any increase does not exceed the Guideline Annual Premium. Under conditions provided in the Grace Period provision and the Three Year Continuation Period, you may be required to make Premium payments to keep the Policy in force.

Form 1197 (VUL) - MD

We will send reminder notices to you for the Scheduled Premium amount and frequency that you have selected. You may select to receive notices either annually, semiannually or quarterly. You may also arrange for payments of Premiums on a monthly basis through an authorized special payment facility. All payment modes are subject to our minimum requirements for the payment mode selected.

UNSCHEDULED PREMIUMS

You may make unscheduled Premium payments at any time the Policy is in force during the Insured's lifetime. The unscheduled Premium payment must be at least $100. Unless you tell us otherwise, these Premium payments will first be applied to reduce or pay off any existing Policy Loan and, as such, Premium Expense Charges will not be deducted. We may limit the amount of such unscheduled Premium payments if the payment would result in an increase in the Base Death Benefit caused by the Definition of Life Insurance test used to qualify your Policy as a life insurance policy under the Internal Revenue Code. If the net amount at risk is increased as a result of an unscheduled Premium, we will require evidence of insurability satisfactory to us that the Insured is insurable according to our normal rules of underwriting for this type of Policy. The net amount at risk is the difference between the Base Death Benefit and your Account Value.

PREMIUM LIMITATION

We will not accept any Premium that causes your Policy not to qualify as a life insurance policy under the Internal Revenue Code.

PREMIUM ALLOCATION

During the Right to Examine Policy Period, the portion of your Net Premium which you have elected to invest in a Division of the Variable Account will be invested in the [Fidelity Investments Money Market Division]. After the Right to Examine Policy Period, the balance of your funds in the [Fidelity Investments Money Market Division] will be reallocated as you directed in your Premium allocation shown in the Schedule.

After the Right to Examine Policy Period, each Net Premium will be allocated to the Divisions of the Variable Account and the Guaranteed Interest Division as you directed in the application or as otherwise requested. You may change the allocation for subsequent Premiums by sending us written notice at our Customer Service Center. If you change your Premium allocation more than 5 times per Policy year, we will deduct a charge from the Divisions of the Variable Account and the Guaranteed Interest Division in the same proportion that your Account Value of each Division bears to your Net Account Value. The amount of this charge is shown in the Schedule. Premium allocation percentages may be in any whole number from 1% to 100% provided that at least $100 is allocated to each Division selected.

                          VARIABLE ACCOUNT PROVISION

THE VARIABLE ACCOUNT

The Variable Account is an account established by us, pursuant to the laws of the State of Colorado, to separate the assets funding the benefits for the class of policies to which this Policy belongs from the other assets of Security Life of Denver.

The Variable Account is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, whether or not realized, from assets allocated to the Variable Account are credited to or charged against the Variable Account without regard to income, gains or losses of our General Account. The assets of the Variable Account are our property but are separate from our General Account and our other Variable Accounts. That portion of the assets of the Variable Account which is equal to the reserves and other Policy liabilities with respect to the Variable Account is not subject to creditor claims against us. The assets of the Variable Account shall be available to cover the liabilities of the General Account

Form 1197 (VUL) - MD
only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account under this variable life policy. The assets of the Variable Account shall be valued at least as often as any policy benefits vary, but at least monthly.

VARIABLE ACCOUNT DIVISIONS

The Variable Account is divided into Divisions, each of which invests in a series fund Portfolio designed to meet the objectives of the Division. The current eligible Divisions are shown in the Schedule. We may, from time to time, add additional Divisions. If we do, you may be permitted to select from these other Divisions subject to the terms and conditions we may impose on those allocations.

CHANGES WITHIN THE VARIABLE ACCOUNT

When permitted by law, and subject to any required notice to you and approval of the Securities and Exchange Commission ("SEC"), State regulatory authorities or Policy Owners, we may from time to time make the following changes to the Variable Account:

     . Make additional Divisions available. These Divisions will invest in investment Portfolios we find suitable for the Policy.

     . Eliminate Divisions from the Variable Account, combine 2 or more Divisions, or substitute a new Portfolio for the Portfolio in which a Division invests. A substitution may become necessary if, in our judgment, a Portfolio no longer suits the purposes of the Policy. This may happen due to a change in laws or regulations, or a change in a Portfolio's investment objectives or restrictions. This may also happen if the Portfolio is no longer available for investment, or for some other reason, such as a declining asset base.

     . Transfer assets of the Variable Account, which we determine to be associated with the class of Policies to which your Policy belongs, to another Variable Account.

     . Withdraw the Variable Account from registration or make changes as required under the Investment Company Act of 1940.

     . Operate the Variable Account as a management investment company under the Investment Company Act of 1940.

     . Cause one or more Divisions to invest in a mutual fund other than or in addition to the Portfolios.

Form 1197 (VUL) - MD

                          GENERAL ACCOUNT PROVISIONS

THE GENERAL ACCOUNT

The General Account holds all of our assets other than those held in the Variable Account or our other separate accounts. The Guaranteed Interest Division is a part of our General Account.

GUARANTEED INTEREST DIVISION

The Guaranteed Interest Division is another Division to which you may allocate Premiums or make transfers. The Account Value of the Guaranteed Interest Division is equal to the Net Premium allocated to this Division plus any earned interest minus deductions taken from this Division. Interest is credited at the guaranteed rate shown in the schedule or may be credited at a higher rate. Any higher rate is guaranteed to be in effect for at least 12 months.

LOAN DIVISION

The Loan Division is the account which is set aside to secure the Policy Loan, if any. See the Loan Provision section for information.

                              TRANSFER PROVISIONS

After the Right to Examine Policy Period, your Account Value in each Division may be transferred to any other Division of the Variable Account upon written request. Transfers from the Guaranteed Interest Division are subject to the limitations as described in the Transfer To or From The Guaranteed Interest Division provision. The number of free transfers permitted in any one Policy year without an Excess Transfer Charge, the total number of transfers permitted and the Excess Transfer Charge are shown in the table below. Any transfers made due to the operation of the Automatic Rebalancing Feature or Dollar Cost Averaging will not count toward the transfers allowed free of charge. The minimum amount that may be transferred from each Division is the lesser of $100 or the balance of a Division.

The following table summarizes the number of transfers available and the associated charges during any Policy year.

     -----------------------------------------------------------------------
      FREE TRANSFERS                                     12
     -----------------------------------------------------------------------
      TOTAL NUMBER OF TRANSFERS PERMITTED            Unlimited
     -----------------------------------------------------------------------
      EXCESS TRANSFER CHARGE                 $25 for each transfer in excess
                                             of 12 during any Policy year.
     -----------------------------------------------------------------------

TRANSFERS TO OR FROM THE GUARANTEED INTEREST DIVISION

Once during the first 30 days of each Policy year, you may transfer amounts from the Guaranteed Interest Division. Transfer requests received within 30 days prior to the Policy anniversary will be deemed to occur as of the Policy anniversary. Transfer requests received on the Policy anniversary or within the following 30 days will be processed; transfer requests received at any other time will not be processed. Transfers of your Account Value to the Guaranteed Interest Division are not limited to this 30-day period.

The maximum transfer amount from the Guaranteed Interest Division in any Policy year is the greatest of:

Form 1197 (VUL) - MD

     a) 25% of your Account Value in the Guaranteed Interest Division at the time of the first transfer or withdrawal in a Policy year;
     b)   The minimum transfer amount; or
     c) The sum of the amounts transferred and withdrawn from the Guaranteed Interest Division in the prior Policy year.

     For purposes of calculating the maximum transfer from the Guaranteed Interest Division, all Partial Withdrawals and transfers from the Guaranteed Interest Division in a Policy year are summed.

EXCESS TRANSFER CHARGE

If you exceed the number of free transfers allowed, you will be assessed an Excess Transfer Charge. This charge will be deducted from each of the Divisions in which you are invested in the same proportion that the amount of Account Value in that Division bears to the Net Account Value immediately after the transfer.

DOLLAR COST AVERAGING

If you have at least $10,000 of Account Value in either the [Fidelity Investments Money Market Division] or the [Neuberger & Berman Limited Maturity Bond Division], you may choose to transfer a specified dollar amount each month from one of these Divisions to other Divisions of the Variable Account. Dollar Cost Averaging transfers may not be made to the Guaranteed Interest Division.

The minimum amount that you may elect to transfer each month is $100. The maximum amount that you may transfer is equal to your Account Value in the Division from which the transfer is taken when the election is made, divided by 12.

Dollar Cost Averaging may be elected to end on a specified date or when a specific balance remains in the [Fidelity Investments Money Market Division] or the [Neuberger & Berman Limited Maturity Bond Division].

Percentage allocations of the transfer amount must be designated as whole number percentages; no specific dollar designation may be made to the Divisions of the Variable Account. If you elect to transfer to a particular Division, the minimum percentage that may be transferred to that Division is 1% of the total amount transferred provided that the allocation is at least $100. The transfer date will be the same calendar day each month as the Monthly Processing Date. If this calendar day is not a Valuation Date, the next Valuation Date will be used. If, on any transfer date, your Account Value in the chosen Division is equal to or less than the amount you have elected to have transferred, the entire amount will be transferred, and this option will end. Dollar Cost Averaging may not begin until the Monthly Processing Date following the end of the Right to Examine Policy Period.

You may change the transfer amount or the Divisions to which transfers are to be made once each Policy year. You may cancel this election by sending us written notice at our Customer Service Center at least 7 days before the next transfer date. Any transfer under this option will not be included for purposes of the Excess Transfer Charge.

If you elect both Dollar Cost Averaging and Automatic Rebalancing, Dollar Cost Averaging will occur first. On the first Valuation Date of the next calendar quarter after Dollar Cost Averaging has terminated, Automatic Rebalancing will begin.

Form 1197 (VUL)

AUTOMATIC REBALANCING

Automatic Rebalancing allows you to match your Account Value in each Division to your allocation percentage for new Premiums. Automatic Rebalancing can be elected in your application or by completing the Automatic Rebalancing form and returning it to our Customer Service Center. As of the first Valuation Date of each calendar quarter thereafter we will reallocate your Net Account Value so that the amount in each Division matches your Premium allocation. Automatic Rebalancing may not begin until the end of the Right to Examine Policy Period.

While this feature is in effect, we require that you allocate no more than 35% of your Premiums to any one Division, and you must allocate your Premiums to at least 5 Divisions. If at any time during the operation of the Automatic Rebalancing feature you request a change in Premium allocation which does not meet these requirements, we will notify you that your allocation must be changed. We will not process such a request unless you also request that the Automatic Rebalancing feature be discontinued.

When you request a change in Premium allocation that meets these requirements, your Net Account Value will be reallocated as of the Valuation Date that we receive your written allocation instructions. Amounts will be transferred among the Divisions to match the allocation for new Premiums.

During the operation of Automatic Rebalancing, you may not change your allocation percentage to the Guaranteed Interest Division by more than 25% of the percentage previously allocated to the Guaranteed Interest Division.

If you change your Premium allocation more than five times per Policy year, there will be a $25 charge taken from your Account Value. This charge will be deducted from each of the Divisions of the Variable Account and the Guaranteed Interest Division in the same proportion that your Account Value of each Division bears to your Net Account Value as of the Valuation Date the allocation change is effective.

Any transfer as a result of the operation of Automatic Rebalancing will not be included in determining if the Excess Transfer Charge will apply. You may not transfer among Divisions while the Automatic Rebalancing feature is in effect.

If you elect both Dollar Cost Averaging and Automatic Rebalancing, Dollar Cost Averaging will occur first. On the first Valuation Date of the next calendar quarter after Dollar Cost Averaging has terminated, Automatic Rebalancing will begin.

                           ACCOUNT VALUE PROVISIONS

The Account Value is the sum of the current amounts allocated to the Divisions of the Divisions of the Variable Account and to the Guaranteed Interest Division plus your balance in the loan Division.

The Account Value is based on the amount and number of Premiums paid, Policy and rider charges assessed, loans and withdrawals taken, monthly deductions, Premium Expense Charges, transaction charges, and the investment experience or credited interest of the Division to which your Account Value is allocated.

Your Net Account Value is equal to your Account Value minus any Policy Loan and accrued but unpaid loan interest.

Form 1197 (VUL)

NET PREMIUM

The Net Premium equals the Premium paid minus the Premium Expense Charges for taxes and the appropriate Sales Load shown in the Schedule. Premiums allocated to an increase in coverage will be subject to a new Sales Load. Premiums are allocated in the same proportion that the Guideline Annual Premium of each segment bears to the sum of the Guideline Annual Premiums of all segments. The Guideline Annual Premium for each coverage segment is shown in the Schedule.

ACCOUNT VALUES ON THE INVESTMENT DATE

The Account Value of each Division of the Variable Account and the Guaranteed Interest Division as of the Investment Date is equal to:

     a) The allocation to that Division of the first Net Premium paid (as determined by you); minus
     b) The portion of any monthly deductions due on the Investment Date allocated to that Division.

The Account Value of the Loan Division as of the Investment Date is equal to zero.

ACCUMULATION UNIT VALUE

The investment experience of a Division of the Variable Account is determined as of each Valuation Date. We use an Accumulation Unit Value to measure the experience of each of the Variable Account Divisions during a Valuation Period. We set the accumulation Unit Value at $10 on the Valuation Date when the first investments in each Division of the Variable Account are made. The Accumulation Unit Value for a Valuation Period equals the Accumulation Unit Value for the preceding Valuation Period multiplied by the Accumulation Experience Factor for the Valuation Period.

The number of units for a given transaction related to a Division of the Variable Account as of a Valuation Date is determined by dividing the dollar value of that transaction by that Division's Accumulation Unit Value for that date.

ACCUMULATION EXPERIENCE FACTOR

For each Division of the Variable Account, the Accumulation Experience Factor reflects the investment experience of the Portfolio in which that Division invests and the charges assessed against that Division for a Valuation Period. The Accumulation Experience Factor is calculated as follows:

     a) The net asset value of the Portfolio in which that Division invests as of the end of the current Valuation Period; plus
     b) The amount of any dividend or capital gains distribution declared and reinvested in the Portfolio in which that Division invests during the current Valuation Period; minus
     c)   A charge for taxes, if any.
     d) The result of (a), (b) and (c) is then divided by the net asset value of the Portfolio in which that Division invests as of the end of the preceding Valuation Period; minus
     e) The result of (d) minus the daily equivalent of the Annual Mortality and Expense Risk Charge shown in the Schedule for each day in the current Valuation Period.

Form 1197 (VUL) - MD

ACCOUNT VALUE OF THE DIVISIONS OF THE VARIABLE ACCOUNT

On subsequent Valuation Dates after the Investment Date, your Account Value of each Division of the Variable Account is calculated as follows:

     a) The number of Accumulation Units in that Division as of the beginning of the current Valuation Period multiplied by that Division's Accumulation Unit Value for the current Valuation Period; plus
     b) Any additional Net Premiums allocated to that Division during the current Valuation Period; plus
     c) Any Account Value transferred to or minus any Account Value transferred from the Variable Division during the current Valuation Period (including the applicable portion of any transfer fee); minus
     d) Any Partial Withdrawals allocated to that Division and any applicable withdrawal service fees which are allocated to the Variable Division during the current Valuation Period; plus
     e) Any amounts released from the Loan Division as a result of a loan or loan interest payment, or minus amounts transferred to the Loan Division as of a result of any loans which are allocated to the Variable Division during the current Valuation Period; minus
     f) The Portion of any Surrender Charge resulting from a decrease in Stated Death Benefit allocated to the Division; minus
     g) The portion of the monthly deduction allocated to the Variable Division, if a Monthly Processing Date occurs during the current Valuation Period.

ACCOUNT VALUE OF THE GUARANTEED INTEREST DIVISION

On Valuation Dates after the Investment Date, your Account Value of the Guaranteed Interest Division is calculated as follows:

     a) The Account Value of the Guaranteed Interest Division at the end of the preceding Valuation Period plus interest at the declared rate credited during the current Valuation Period; plus
     b) Any additional Net Premiums allocated to the Guaranteed Interest Division plus interest credited to these Premiums during the current Valuation Period; plus
     c) Any account Value transferred to or minus any Account Value transferred from the Guaranteed Interest Division during the current Valuation Period (including the applicable portion of any transfer fee); minus
     d) Any Partial Withdrawals taken and any applicable withdrawal service fees which are allocated to the Guaranteed Interest Division during the current Valuation Period; plus
     e) Any amounts released from the Loan Division as a result of a loan or loan interest payment, or minus amounts transferred to the Loan division as of a result of any loans which are allocated to the Guaranteed Interest Division during the current Valuation Period; minus
     f) The Portion of any Surrender Charge resulting from a decrease in Stated Death Benefit allocated to the Division; minus
     g) The portion of the monthly deduction allocated to the Division, if a Monthly Processing Date occurs during the current Valuation Period.

ACCOUNT VALUE OF THE LOAN DIVISION

On Valuation Dates after the Investment Date, your Account Value of the Loan Division is equal to:

     a)   The Account Value of the Loan Division on the prior Valuation Date;
          plus
     b) Any interest credited to the Loan Division during the Valuation Period; plus
     c) An amount equal to any additional loans since the prior Valuation Date; minus
     d)   Any loan repayments, including payment of loan interest in cash; plus
     e) The amount of accrued loan interest if the Valuation Date is a Policy anniversary; minus

Form 1197 (VUL)

     f) The amount of interest credited to the Loan Division during the year if the Valuation Date is a Policy anniversary.

On Policy anniversaries, any amount of interest credited to the Loan Division during the year is transferred from the Loan Division to the Variable Account and Guaranteed Interest Divisions in the same proportion that your Account Value in each Variable Division and the Guaranteed Interest Division bears to your Net Account Value as of the Policy anniversary.

                         MONTHLY DEDUCTION AND REFUND

MONTHLY DEDUCTION

The monthly deduction is equal to:

     a)   the cost of insurance charges for this Policy; plus
     b) the monthly charges for any other additional benefits provided by rider; plus
     c)   the monthly expense charges shown in the Schedule.

The monthly deductions allocated to the Divisions of the Variable Account and Guaranteed Interest Division in the same proportion that your Account Value in the Division bears to your Net Account Value as of the Monthly Processing Date. This deduction is taken from your Account Value as of the Monthly Processing Date.

COST OF INSURANCE

The cost of insurance is determined on a monthly basis for each coverage segment. Such cost is the monthly cost of insurance rate for the Insured's Premium Class multiplied by the net amount at risk. The net amount at risk is
(a) minus (b) where:

     a) is the Base Death Benefit for all coverage segments as of the Monthly Processing Date after the monthly deductions (other than cost of insurance charges for the Base Death Benefit, any Adjustable Term Insurance Rider and any Waiver of Monthly Deductions Rider), divided by 1 plus the monthly equivalent of the Guaranteed Interest Rate for the Guaranteed Interest Division as shown in the Schedule; and
     b) is your Account Value as of the Monthly Processing Date after the monthly deductions (other than the cost of insurance for the Base Death Benefit, any Adjustable Term Insurance Rider and any Waiver of Monthly Deduction Rider).

The cost of insurance rates will be determined by us from time to time. They will be based on the sex and age as of the Effective Date of coverage, the duration since the coverage began and the Premium Class. Any change in rates will apply to all individuals of the same Premium Class and whose policies have been in effect for the same length of time. The rates will never exceed those rates shown in the Table of Guaranteed Rates in the Schedule as adjusted for any substandard Premium Class.

Each time there is a new coverage segment of Stated Death Benefit due to a requested increase, the net amount at risk will be allocated to each coverage segment in the same proportion that the Stated Death Benefit of that segment bears to the total Policy Stated Death Benefit. Different rates will apply to each segment depending upon the Premium Class, the Age as of the Effective Date of the increase and the duration since the Effective Date of the increase.

Form 1197 (VUL) - MD

PERSISTENCY REFUND

Each month your Policy or a coverage segment of Stated Death Benefit remains in force after its tenth Policy anniversary, we will credit your Account Value with a refund equivalent to 0.5% of your Account Value on an annual basis for that segment (0.04167% monthly). Your Account Value will be allocated to each coverage segment based upon the number of completed Policy years the segment has been in force and the size of the Guideline Annual Premium for the segment as shown in the Schedule.

The persistency refund will be added to the Divisions of the Variable Account and the Guaranteed Interest Division in the same proportion that your Account Value in each Division bears to your net Account Value as of the Monthly Processing Date.

                                LOAN PROVISIONS

POLICY LOANS

You may obtain a Policy Loan after the first Policy anniversary. The maximum amount you may borrow at any time equals (a) minus (b) where (a) is equal to:

     1.   Account Value minus (12 times the current monthly deduction);
     2.   Multiplied by (1 + Policy Loan Interest Rate);
     3. Divided by (1 + Guaranteed Interest Rate credited to Loan Division); and where (b) is equal to any outstanding Policy Loan and accrued loan interest. However, at no time will the maximum amount you may borrow be less than 90% of the Account Value; minus any outstanding Policy Loan and accrued but unpaid interest.

The Policy Loan is a first lien on your Policy. The minimum amount you may borrow is shown in the Schedule.

The outstanding Policy Loan amount is equal to the loan amount as of the beginning of the Policy year plus new loans and minus loan repayments.

LOAN INTEREST

The annual Policy Loan interest rate is shown in the Schedule. If a loan is made, interest is due and payable at the end of the Policy year. Thereafter, interest on the loan amount is due annually at the end of each Policy year until the loan is repaid. If interest is not paid when due, it is added to the Policy Loan.

If the Policy Loan amount and any accrued interest equals or exceeds the Cash Surrender Value, a Premium sufficient to keep this Policy in force must be paid as provided in the Grace Period Provision.

LOAN DIVISION

When a Policy Loan is taken or when interest is not paid in cash when due, an amount equal to the loan is transferred from the Divisions of the Variable Account and the Guaranteed Interest Division to the Loan Division to secure the loan. This amount will be deducted from the Divisions of the Variable Account and the Guaranteed Interest Division in the same proportion that your Account Value in each Division bears to your net Account Value as of the date the transfer is effective. Your Account Value in the Loan Division will be credited with interest at the interest rate for the Loan Division shown in the Schedule.

Form 1197 (VUL) - MD

When a loan repayment is made an amount equal to the repayment is transferred from the Loan Division to the Guaranteed Interest Division and the Divisions of the Variable Account in the same proportion as your current Premium allocation unless you request a different allocation.

                         PARTIAL WITHDRAWAL PROVISIONS

You may apply for a Partial Withdrawal of your Account Value on any Monthly Processing Date after the first Policy anniversary by writing to us at our Customer Service Center. The minimum and maximum Partial Withdrawal amounts are shown in the Schedule. When a Partial Withdrawal is made, the amount of the withdrawal plus a service fee is deducted from your Account Value. The amount of the service fee is shown in the Schedule. We limit the number of Partial Withdrawals in a Policy year and this number is shown in the Schedule.

If the Stated Death Benefit is reduced by a Partial Withdrawal during the first 14 years following the Policy date or following an increase in the Stated Death Benefit, a Surrender Charge will be deducted from your Account Value.

The Stated Death Benefit is not reduced by a Partial Withdrawal taken when the Base Death Benefit has been increased to qualify your Policy as life insurance under the Federal income tax laws and the amount withdrawn is no greater than that which reduces your Account Value to the level which no longer requires the Base Death Benefit to be increased for Federal income tax law purposes.

For a Policy under an Option 1 death benefit, the Stated Death Benefit is not reduced by a Partial Withdrawal in the circumstances described above. In addition, if no more than 16 years have elapsed since the Policy date and the Insured is not yet Age 81, a Partial Withdrawal of an amount up to 10% of your Account Value or, if greater, 5% of the Stated Death Benefit, calculated immediately before the Partial Withdrawal is taken will not reduce the State Death Benefit. Any additional amount withdrawn reduces your Stated Death Benefit by that additional amount.

For a Policy under an Option 2 death benefit, a Partial Withdrawal does not reduce your Stated Death Benefit. For a Policy under an Option 3 death benefit, your Stated Death Benefit will be reduced by any amount of the Partial Withdrawal in excess of Premiums paid to the date of the Partial Withdrawal.

Any reduction in death benefit or Account Value will occur as of the date the Partial Withdrawal occurs. No Partial Withdrawal will be allowed if the Stated Death Benefit remaining in force after any such Partial Withdrawal would be reduced below the minimum Stated Death Benefit shown in the Schedule.

For a Policy under an Option 2 or Option 3 death benefit, a Partial Withdrawal reduces the Base Death Benefit by the amount of the withdrawal. Under any death benefit option, if the Base Death Benefit has been increased in order to qualify your Policy as a life insurance contract under the Federal income tax laws, the Partial Withdrawal reduces the Base Death Benefit by an amount greater than the withdrawal.

If the Stated Death Benefit is reduced during the first 7 years of a coverage segment, a new Target Premium will be calculated and future maximum Surrender Charges will be reduced. If the Stated Death Benefit is reduced after the first 7 years of a coverage segment, the Surrender Charge is reduced in the same proportion that the Stated Death Benefit is reduced.

You may specify how much of the withdrawal you wish taken from each Division of the Variable Account or from the Guaranteed Interest Division. You may not withdraw from the Guaranteed Interest Division more than the total withdrawal times the ratio of your Account Value in the Guaranteed Interest Division to your net Account Value immediately prior to the withdrawal. Unless you indicate otherwise, we will make the withdrawal from the amounts in the Guaranteed Interest Division and the Divisions of the Variable Account in the same proportion that your

Form 1197 (VUL)

Account Value in each Division bears to your net Account Value immediately prior to the withdrawal. The withdrawal service fee and any Surrender Charge deducted from your Account Value is deducted from each Variable Division and the Guaranteed Interest Division in the same proportion that your Account Value of each Division bears to your net Account Value immediately after the withdrawal.

We may send you a new Schedule to reflect the effect of the withdrawal, including any change to the Stated Death Benefit and Surrender Changes. We may ask you to return your Policy to our Customer Service Center to make this change. The withdrawal and the reductions in death benefits will be effective as of the Valuation Date after we receive your request.

                             SURRENDER PROVISIONS

SURRENDER VALUE

The net Cash Surrender Value on any date will be your Account Value minus any applicable Surrender Charge and minus any Policy Loan including accrued but unpaid loan interest.

SURRENDER CHARGES

A separate Surrender Charge will apply to each Stated Death Benefit coverage segment. The maximum Surrender Charge for this Policy is the sum of the Administrative Surrender Charge and the Sales Surrender Charge for each coverage segment of Stated Death Benefit. The Surrender Charge will not exceed the total maximum Surrender Charge shown on page 5D of the Schedule. For purposes of calculating the Surrender Charge for a coverage segment, Premiums are allocated to a segment in the same proportion that the Guideline Annual Premium of each segment bears to the sum of the Guideline Annual Premiums of all segments. The Guideline Annual Premium for each coverage segment is shown on the Schedule.

For each segment, the Surrender Charge consists of an administrative Surrender Charge and a sales Surrender Charge.

The administrative Surrender Charge for each segment is determined from the administrative Surrender Charge table in the Schedule. It depends on the segment's Issue Age, Effective Date and initial Stated Death Benefit which are in the Schedule.

For the first 7 Policy years following the Effective Date of a segment, the sales Surrender Charge is the lesser of: 50% of the Target Premium for the segment; or 25% of the sum of all Premiums paid up to the Target Premium for the segment plus 5% of the sum of all Premiums paid in excess of the Target Premium for the segment. Thereafter, the Sales Surrender Charge for the segment decreases at the beginning of each year following the 7th Policy year from the Effective Date of the segment by 12.5% of the Sales Surrender Charge in effect at the end of the 7th Policy Year until it reaches zero at the beginning of the 15th Policy year following the segment's Effective Date or the Policy year the Insured reaches the age of 98, whichever is sooner. The Target Premium is shown in the Schedule.

During the first 14 Policy years or within 14 years of the Effective Date of an increase in the Sated Death Benefit segment, if you request a decrease to the Stated Death Benefit or take a Partial Withdrawal which causes the Stated Death Benefit to decrease, the administrative Surrender Charge will decrease in the same proportion that the Stated Death Benefit decreases.

Upon a decrease in the Stated Death Benefit, a portion of the Surrender Charge will be deducted from your Account Value. The amount of the Surrender Charge which will be deducted from your Account Value will equal the Surrender Charge in effect before the decrease minus the Surrender

Form 1197 (VUL) - MD
charge in effect after the decrease. The Surrender Charge after the decrease equals Sales Surrender Charge based upon the premiums previously paid and the new Target Premium after the decrease plus the Administrative Surrender Charge based upon the decreased face amount and the rates specified in the schedule page. If a decrease to the Stated Death Benefit occurs after the first 7 years of a coverage segment, the maximum Surrender Charges for the remaining Policy will be reduced by the percentage that the Stated Death Benefit is decreased.
If a decrease occurs during the first 7 years of a coverage segment, the Target Premium will be recalculated; future maximum Surrender Charges for that coverage segment will be reduced. A Surrender Charge is not deducted from your Account Value if the Stated Death Benefit is decreased because the death benefit option is changed.

BASIS OF COMPUTATIONS

The Cash Surrender Value under the Policy is not less than the minimums required as of the Policy date by the state in which your Policy was delivered. A detailed statement of the method of computation of Policy values under the Policy has been filed with the insurance department of the state in which the Policy was delivered, if required.

FULL SURRENDERS

You may surrender your Policy after the Right to Examine Policy Period or at any time during the lifetime of the Insured and receive the net Cash Surrender Value. We will compute the net Cash Surrender Value as of the next Valuation Date after we receive both your request and the Policy at our Customer Service Center. This Policy will be canceled as of the date we receive your request, and there will be no further benefits under this Policy.

            GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS

GRACE PERIOD

If the following conditions occur on a Monthly Processing Date, the Policy will enter into the 61 day Grace Period:

     a)   The net Cash Surrender Value is zero or less; and
     b) The three year continuation period described below has expired or the required Premium for the three year continuation period has not been paid.

We will give you a 61 day Grace Period from this Monthly Processing Date to make the required Premium payment. The required Premium payment then due must be paid to keep the Policy in force. If this amount is not received in full by the end of the Grace Period, the Policy will lapse without value. The required Premium payment will be equal to past due charges plus an amount we expect to be sufficient to keep the Policy and any riders in force for 2 months following the receipt of the required Premium payment. If we receive at least the required Premium payment during the Grace Period we will make deductions from the Net Premium payment for the past due amounts and apply any remaining amount as Premium to the Policy.

Notice of the amount of the required Premium payment will be mailed to you or any assignee at the last known address at least 30 days before the end of the Grace Period. If the Insured dies during the Grace Period, we will deduct any overdue monthly deductions from the death Proceeds of the Policy.

Form 1197 (VUL) - MD

THREE YEAR CONTINUATION PERIOD

During the first 3 Policy years, if at all times the sum of your Premiums paid minus the sum of your Partial Withdrawals, Policy Loans taken and accrued but unpaid interest, is greater than or equal to: one-twelfth of the Minimum Annual Premium multiplied by the number of complete months your Policy has been in force, your Policy will remain in force regardless of the net Cash Surrender Value. The Minimum Annual Premium is shown in the Schedule. If you increase the Stated Death Benefit during the first 3 Policy years, the new Schedule will show a revised Minimum Annual Premium which will be used for future tests to determine if your Policy will remain in force under this provision.

TERMINATION

All coverage provided by this Policy will end as of the earliest of:

     a)   The date the Policy is surrendered;
     b)   The date of death of the Insured;
     c)   The Maturity Date of the Policy; or
     d)   The date the Grace Period ends without payment of the required
          Premium.

REINSTATEMENT

The Policy may be reinstated within five years after the beginning of the Grace Period. The reinstatement will be effective as of the Monthly Processing Date on or next following the date we approve your written application.

We will reinstate the Policy and any riders if the following conditions are met:

     a)   You have not surrendered the Policy for its net Cash Surrender Value;
     b) You submit evidence satisfactory to us that the Insured and those insured under any riders are still insurable according to our normal rules of underwriting for this type of Policy; and
     c) We receive payment of the amount of Premium sufficient to keep the Policy and any riders in force from the beginning of the Grace Period to the end of the expired Grace Period and for 2 months after the date of reinstatement. We will let you know, at the time you request reinstatement, the amount of Premium needed for this purpose.

The Surrender Charge as of the date of reinstatement will equal the Surrender Charge as of the beginning of the Grace Period.

We will reinstate any Policy Loan, with accrued loan interest to the end of the Grace Period, which existed when coverage ended.

Upon reinstatement, the Net Premium received minus past due amounts will be allocated to the Divisions of the Variable Account and the Guaranteed Interest Division according to the Premium allocation percentages in effect at the start of the Grace Period or as directed by you in writing at the time of reinstatement.

Form 1197 (VUL) - MD

DEFERRAL OF PAYMENT

Requests for transfers, withdrawals, payment of proceeds on the Maturity Date or a full surrender will be processed within 7 days of receipt of the request in a form acceptable to us. However, we may postpone the processing of any such Variable Account transactions for any of the following reasons:

     a)   The NYSE is closed, other than customary weekend and holiday closings.
     b)   Trading on the NYSE is restricted by the SEC.
     c) The SEC declares that an emergency exists as a result of which disposal of securities in the Variable Account is not reasonably practicable to determine your Account Value in the Divisions.
     d) A governmental body having jurisdiction over the Variable Account by order permits such suspension.

Rules and regulations of the SEC, if any, are applicable and will govern as to whether conditions described in (b), (c), or (d) exist.

Death proceeds will be paid within 7 days of determination of the proceeds and are not subject to deferment. We may defer for up to 6 months payment of any surrender proceeds, withdrawal or loan amounts from the Guaranteed Interest Division, unless such payment will be made to pay Premiums on Policies in force with this Company.

                           GENERAL POLICY PROVISIONS

THE POLICY

The Policy, including the original application and applications for an increase, riders, endorsements, any Schedule pages, and any reinstatement applications make up the entire contract between you and us. A copy of the original application will be attached to the Policy at issue. A copy of any application as well as a new Schedule will be attached or furnished to you for attachment to the Policy at the time of any change in coverage. In the absence of fraud, all statements made in any application will be considered representations and not warranties. No statement will be used to deny a claim unless it is in an application.

AGE

The Policy is issued at the Age shown in the Schedule. This is the Insured's Age nearest birthday on the Policy date. The Insured's Age at any time is the Age shown in the Schedule increased by the number of completed Policy years.

PROCEDURES

We must receive any election, designation, assignment or any other change request you make in writing, except those specified on the application. It must be in a form acceptable to us. We may require a return of the Policy for any change or for a full surrender. We are not liable for any action we take before we receive and record the written request at our Customer Service Center.

In the event of the death of the Insured before the Maturity Date, please let us or our agent know as soon as possible. Claim procedure instructions will be sent to the Beneficiary immediately. We may require proof of Age and a certified copy of the death certificate. We may require the Beneficiary and next of kin to sign authorizations as part of due proof. These authorization forms allow us to obtain information about the Insured, including, but not limited to, medical records of physicians and hospitals used by the Insured.

Form 1197 (VUL) - MD

OWNERSHIP

The original Owner is the person named as the Owner in the application. You, as the Owner, can exercise all rights and receive the benefits during the Insured's life before the Maturity Date. This includes the right to change the Owner, Beneficiaries, and methods for the payment of proceeds. All rights of the Owner are subject to the rights of any assignee and any irrevocable Beneficiary.

You may name a new Owner by sending written notice to us. The Effective Date of the change to the new Owner will be the date you sign the notice. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center.

BENEFICIARIES

The primary Beneficiary surviving the Insured will receive any death Proceeds which become payable. Surviving contingent Beneficiaries are paid death Proceeds only if no primary Beneficiary has survived the Insured. If more than one Beneficiary in a class survives the Insured, they will share the death Proceeds equally, unless your designation provides otherwise. If there is no designated Beneficiary surviving, you or your estate will be paid the death Proceeds. The Beneficiary designation will be on file with us or at a location designated by us. While you are living, you may name a new Beneficiary. The Effective Date of the change will be the date the request was signed. We will pay proceeds to the most recent Beneficiary designation on file. We will not be subject to multiple payments.

EXCHANGE RIGHT

If, for any reason within the first 24 months, you want to exchange this Policy for a Policy in which values do not vary with the investment experience of the Variable Account, we will exchange this Policy so long as premiums are duly paid. Option (1) or (2) can be chosen by the policy holder and the exchange will be implemented in one of two ways: (1) by exchanging for another permanent fixed benefit life insurance policy offered in this state by us; or (2) by transferring your Account Value in all the Divisions of the Variable Account to the Guaranteed Interest Division and removing your future right to choose to allocate funds to the Divisions of the Variable Account. This transfer will not be subject to the Excess Transfer Charge. If a new policy is chosen it will comply with the following conditions:

     (a) shall bear the same date of issue and age at issue as the original variable life insurance policy; and

     (b) issued on a comparable plan of permanent insurance offered in this state by the insurer at premium rates in effect on that date for the same class of insurance; and

     (c) includes such riders and incidental insurance benefits that were included in the original policy if such riders and incidental insurance benefits are issued with fixed benefit policies; and

     (d) are subject to an equitable premium or cash value adjustment that takes appropriate account of the premiums and cash values under the original and new policies; and detailed statement of the method of computing such adjustment is on file with the Commissioner of the state in which this policy is delivered; and


Form 1197 (VUL) - MD

     (e)  shall not require evidence of insurability for this exchange.

We will require a return of this Policy before this change will be processed.

CONTRACT CHANGES

All changes made by us must be signed by our president or an officer and by our secretary or assistant secretary. No other person can change any of this Contract's terms and conditions.

COLLATERAL ASSIGNMENT

You may assign this Policy as collateral security by written notice to us. Once it is recorded with us, the rights of the Owner and Beneficiary are subject to the assignment. It is your responsibility to make sure the assignment is valid.

INCONTESTABILITY

After this Policy has been in force during the Insured's life for 2 years from the Policy date, we will not contest the statements in the application attached at issue.

After this Policy has been in force during the Insured's life for 2 years from the Effective Date of any increase in any benefit with respect to the Insured, we will not contest the statements in the application for the increase.

After this Policy has been in force during the Insured's life for 2 years from the Effective Date of any reinstatement, we will not contest the statements in the application for such reinstatement.

MISSTATEMENT OF AGE OR SEX

If the Age of the Insured has been misstated, the death benefit will be adjusted. The death benefit will be that which the cost of insurance which was deducted from you Account Value on the last Monthly Processing Date prior to the death of the Insured would have purchased for the Insured's correct Age and sex.

SUICIDE EXCLUSION

If the Insured commits suicide, while sane or insane, within 2 years of the date of issue, we will make a limited payment to the Beneficiary. We will pay in one sum the amount of all Premiums paid to us during that time, minus any outstanding Policy Loan (including accrued but unpaid interest) and Partial Withdrawals. If the Insured commits suicide, while sane or insane, within 2 years of the Effective Date of an increase in the Stated Death Benefit, we will make a limited payment to the Beneficiary for the increase. This payment will equal the cost of insurance and any applicable monthly expense charges deducted for such increase.


Form 1197 (VUL) - MD

PERIODIC REPORTS

We will send you at least once each year a report which shows the current Account Value, Cash Surrender Value and Premiums paid since the last report.
The report will also show the allocation of your Account Value as of the date of the report and the amounts added to or deducted from your Account Value of each Division since the last report. The report will include any other information that may be currently required by the Insurance supervisory official of the jurisdiction in which this Policy is delivered.

ILLUSTRATION OF BENEFITS AND VALUES

We will send you, upon written request, a hypothetical illustration of future death benefits and Account Values. This illustration will include the information as required by the laws or regulations where this Policy is delivered. If you request more than one illustration during a Policy year, we will charge a reasonable fee for each additional illustration. The maximum amount of this fee is shown in the Schedule.

NONPARTICIPATING

The Policy does not participate in our surplus earnings.

CUSTOMER SERVICE CENTER

Our Customer Service Center is at the address shown in the Schedule. Unless you are otherwise notified:

     a) All requests and payments should be sent to us at our Customer Service Center; and
     b) All transactions are effective as of the Valuation Date the required information is received at our Customer Service Center.

                         PAYOUTS OTHER THAN AS ONE SUM

ELECTION

During the Insured's lifetime, you may elect that the Beneficiary receive the proceeds upon death of the Insured other than in one sum. If you have not made an election, the Beneficiary may do so within 60 days after the Insured's death. You may also elect to take the net Cash Surrender Value of the Policy upon its surrender other than in one sum. Satisfactory written request must be received at our Customer Service Center before payment can be made. A payee that is not a natural person may not be named without our consent. The various methods of settlement are described in the following Payout Options section.

PAYOUT OPTIONS

     OPTION I. PAYOUTS FOR A DESIGNATED PERIOD. Payouts will be made in 1, 2, 4, or 12 installments per year as elected for a designated period, which may be 5 to 30 years. The installment dollar amounts will be equal except for any Excess Interest as described below. The amount of the first monthly payout for each $1,000 of Account Value applied is shown in Settlement Option Table I.

     OPTION II. LIFE INCOME WITH PAYOUTS FOR DESIGNATED PERIOD. Payouts will be made in 1, 2, 4, or 12 installments per year throughout the payees lifetime, or if longer, for a period of 5, 10, 15 or 20 years as elected. The installment dollar amounts will be equal except for any Excess Interest, as described below. The amount of the first monthly payout for each $1,000 of Account Value applied is shown in Settlement Option Table
     II. This option is not available for ages not shown in the Table.


Form 1197 (VUL)

     OPTION III. HOLD AT INTEREST. Amounts may be left on deposit with us to be paid upon the death of the payee or at any earlier date elected. Interest on any unpaid balance will be at the rate declared by us or at any higher rate required by law. Interest may be accumulated or paid in 1, 2, 4, or 12 installments per year, as elected. Money may not be left on deposit for more than 30 years.

     OPTION IV. PAYOUTS OF A DESIGNATED AMOUNT. Payouts will be made until proceeds, together with interest, which will be at the rate declared by us or at any higher rate required by law, are exhausted. Payouts will be made in 1, 2, 4, or 12 equal installments per year, as elected.

     OPTION V. OTHER. Settlement may be made in any other manner as agreed upon in writing between you (or the Beneficiary) and us.

CHANGE AND WITHDRAWAL

You may change an election at any time before the death of the Insured or maturity of the Policy. If you have given the Beneficiary the right to make changes or withdrawals, or if the Beneficiary has elected the option, the Beneficiary (as primary payee) may take the actions below.

     a) Changes may be made from Payout Options I, III, and IV to another option.
     b) Full withdrawals may be made under Payout Option III or IV. Partial Withdrawals of not less than $300 may be made under Payout Option III.
     c) Remaining installments under Payout Option I may be commuted at 3 1/2% interest and received in one sum.
     d)   Changes in any contingent payee designation may be made.

A written request must be sent to our Customer Service Center in writing to make a change or withdrawal. We also may require that you send in the Supplemental Policy. We may defer payment of commuted and withdrawable amounts for a period up to 6 months.

EXCESS INTEREST

If we declare that Payout Options are to be credited with an interest rate above that guaranteed, it will apply to Payout Options I, II, III, and IV. The crediting of excess interest for one period does not guarantee the higher rate for other periods. Any declared interest rate will be in effect for at least 12 months.

MINIMUM AMOUNTS

The minimum amount which may be applied under any option is $2,000. If the payments to the payee are ever less than $20, we may change the frequency of payments so as to result in payments of at least that amount.

SUPPLEMENTARY POLICY

When an option becomes effective, the Policy will be surrendered in exchange for a Supplementary Policy. It will provide for the manner of settlement and rights of the payees. The Supplementary Policy's Effective Date will be the date of the Insured's death or the date of other settlement. The first payment under Options I, II, and IV will be payable as of the Effective Date. The first interest payment under Option III will be made as of the end of the interest payment period elected. Subsequent payments will be made in accordance with the frequency of payment elected. The Supplementary Policy may not be assigned or payments made to another without our consent.

Form 1197 (VUL)

INCOME PROTECTION

Unless otherwise provided in the election, a payee does not have the right to commute, transfer or encumber amounts held or installments to become payable. To the extent provided by law, the proceeds, amount retained, and installments are not subject to any payees debts, policies, or engagements.

DEATH OF PRIMARY PAYEE

Upon the primary payees death, any payments certain under Option I or II, interest payments under Option III, or payments under Option IV will be continued to the contingent payee. Or, amounts may be released in one sum if permitted by the Policy. The final payee will be the estate of the last to die of the primary payee and any contingent payee.

PAYMENTS OTHER THAN MONTHLY

The tables which follow show monthly installments for Options I and II. To arrive at annual, semiannual, or quarterly payments, multiply the appropriate figures by 11.813, 5.957 or 2.991 respectively. Factors for other periods certain or for other options which may be provided by mutual agreement will be provided upon reasonable request.


Form 1197 (VUL)

                           SETTLEMENT OPTION TABLE I

                         (Per $1,000 of Net Proceeds)

         ------------------------------------------------------------------
              No. of           Monthly         No. of           Monthly
          Years Payable     Installments    Years Payable    Installments
         ------------------------------------------------------------------
               5                18.12            16              6.76
         ------------------------------------------------------------------
                                                 17              6.47
         ------------------------------------------------------------------
               6                15.35            18              6.20
         ------------------------------------------------------------------
               7                13.38            19              5.97
         ------------------------------------------------------------------
               8                11.90            20              5.75
         ------------------------------------------------------------------
               9                10.75
         ------------------------------------------------------------------
               10                9.83            21              5.56
         ------------------------------------------------------------------
                                                 22              5.39
         ------------------------------------------------------------------
               11                9.09            23              5.24
         ------------------------------------------------------------------
               12                8.46            24              5.09
         ------------------------------------------------------------------
               13                7.94            25              4.96
         ------------------------------------------------------------------
               14                7.49
         ------------------------------------------------------------------
               15                7.10            26              4.84
         ------------------------------------------------------------------
                                                 27              4.73
         ------------------------------------------------------------------
                                                 28              4.63
         ------------------------------------------------------------------
                                                 29              4.53
         ------------------------------------------------------------------
                                                 30              4.45
         ------------------------------------------------------------------

Form 1197 (VUL) - MD

                          SETTLEMENT OPTION TABLE II

------------------------------------------------------------------------------------------------------------------------------------
                                                    (Per $1,000 of Net Proceeds)
------------------------------------------------------------------------------------------------------------------------------------
  Age of Payee Nearest                                            Age of Payee Nearest
  Birthday When First                                             Birthday When First
 Installment is Payable             Monthly Installment          Installment is Payable              Monthly Installment
------------------------------------------------------------------------------------------------------------------------------------
                           5 Years  10 Years  15 Years  20 Years                          5 Years  10 Years  15 Years  20 Years
    Male       Female      Certain   Certain   Certain   Certain     Male      Female     Certain   Certain   Certain   Certain
------------------------------------------------------------------------------------------------------------------------------------
     15          20          3.31      3.31      3.31      3.31       33         38         3.77      3.77      3.75      3.74
------------------------------------------------------------------------------------------------------------------------------------
     16          21          3.33      3.33      3.33      3.32       34         39         3.80      3.80      3.79      3.77
------------------------------------------------------------------------------------------------------------------------------------
     17          22          3.35      3.35      3.34      3.34       35         40         3.84      3.84      3.83      3.81
------------------------------------------------------------------------------------------------------------------------------------
     18          23          3.37      3.37      3.36      3.36       36         41         3.88      3.88      3.87      3.84
------------------------------------------------------------------------------------------------------------------------------------
     19          24          3.39      3.38      3.38      3.38       37         42         3.93      3.93      3.91      3.88
------------------------------------------------------------------------------------------------------------------------------------
     20          25          3.41      3.40      3.40      3.40       38         43         3.97      3.97      3.95      3.92
------------------------------------------------------------------------------------------------------------------------------------
     21          26          3.43      3.43      3.42      3.42       39         44         4.02      4.02      4.00      3.96
------------------------------------------------------------------------------------------------------------------------------------
     22          27          3.45      3.45      3.44      3.44       40         45         4.07      4.07      4.05      4.00
------------------------------------------------------------------------------------------------------------------------------------
     23          28          3.47      3.47      3.47      3.46       41         46         4.13      4.13      4.09      4.05
------------------------------------------------------------------------------------------------------------------------------------
     24          29          3.50      3.49      3.49      3.48       42         47         4.18      4.18      4.14      4.09
------------------------------------------------------------------------------------------------------------------------------------
     25          30          3.52      3.52      3.57      3.51       43         48         4.24      4.24      4.20      4.14
------------------------------------------------------------------------------------------------------------------------------------
     26          31          3.55      3.54      3.54      3.53       44         49         4.30      4.30      4.25      4.18
------------------------------------------------------------------------------------------------------------------------------------
     27          32          3.58      3.57      3.57      3.56       45         50         4.36      4.36      4.31      4.23
------------------------------------------------------------------------------------------------------------------------------------
     28          33          3.60      3.60      3.59      3.58       46         51         4.43      4.43      4.37      4.28
------------------------------------------------------------------------------------------------------------------------------------
     29          34          3.64      3.63      3.60      3.61       47         52         4.49      4.49      4.43      4.34
------------------------------------------------------------------------------------------------------------------------------------
     30          35          3.67      3.66      3.65      3.64       48         53         4.56      4.56      4.49      4.39
------------------------------------------------------------------------------------------------------------------------------------
     31          36          3.70      3.70      3.69      3.67       49         54         4.64      4.64      4.55      4.44
------------------------------------------------------------------------------------------------------------------------------------
     32          37          3.74      3.73      3.72      3.70       50         55         4.77      4.71      4.62      4.50
------------------------------------------------------------------------------------------------------------------------------------

Form 1197 (VUL)

                          SETTLEMENT OPTION TABLE II

                                  (Continued)

------------------------------------------------------------------------------------------------------------------------------------

                                                   ( Per $1,000 of Net Proceeds)
------------------------------------------------------------------------------------------------------------------------------------

  Age of Payee Nearest                                            Age of Payee Nearest
  Birthday When First                                             Birthday When First
 Installment is Payable             Monthly Installment          Installment is Payable              Monthly Installment
------------------------------------------------------------------------------------------------------------------------------------
                           5 Years  10 Years  15 Years  20 Years                            5 Years  10 Years  15 Years  20 Years
    Male       Female      Certain   Certain   Certain   Certain     Male      Female       Certain   Certain   Certain   Certain
------------------------------------------------------------------------------------------------------------------------------------
     51          56          4.85      4.79      4.69      4.55       69         74           7.52      7.00      6.29      5.56
------------------------------------------------------------------------------------------------------------------------------------
     52          57          4.94      4.87      4.76      4.61       70         75           7.77      7.17      6.38      5.60
------------------------------------------------------------------------------------------------------------------------------------
     53          58          5.04      4.96      4.84      4.67       71         76           8.04      7.35      6.47      5.63
------------------------------------------------------------------------------------------------------------------------------------
     54          59          5.14      5.05      4.91      4.73       72         77           8.32      7.53      6.55      5.66
------------------------------------------------------------------------------------------------------------------------------------
     55          60          5.24      5.14      4.99      4.79       73         78           8.62      7.71      6.63      5.68
------------------------------------------------------------------------------------------------------------------------------------
     56          61          5.35      5.24      5.07      4.85       74         79           8.94      7.89      6.71      5.70
------------------------------------------------------------------------------------------------------------------------------------
     57          62          5.47      5.34      5.15      4.91       75         80           9.28      8.07      6.78      5.72
------------------------------------------------------------------------------------------------------------------------------------
     58          63          5.59      5.45      5.24      4.97       76         81           9.63      8.25      6.84      5.73
------------------------------------------------------------------------------------------------------------------------------------
     59          64          5.71      5.56      5.33      5.03       77         82          10.00      8.43      6.89      5.74
------------------------------------------------------------------------------------------------------------------------------------
     60          65          5.85      5.68      5.42      5.10       78         83          10.39      8.60      6.94      5.74
------------------------------------------------------------------------------------------------------------------------------------
     61          66          5.99      5.80      5.51      5.16       79         84          10.80      8.77      6.98      5.75
------------------------------------------------------------------------------------------------------------------------------------
     62          67          6.15      5.93      5.61      5.21       80         85          11.22      8.93      7.01      5.75
------------------------------------------------------------------------------------------------------------------------------------
     63          68          6.31      6.07      5.70      5.27       81                     11.66      9.08      7.04      5.75
------------------------------------------------------------------------------------------------------------------------------------
     64          69          6.48      6.21      5.80      5.33       82                     12.12      9.21      7.06      5.75
------------------------------------------------------------------------------------------------------------------------------------
     65          70          6.66      6.35      5.90      5.38       83                     12.60      9.34      7.07      5.75
------------------------------------------------------------------------------------------------------------------------------------
     66          71          6.86      6.50      6.00      5.43       84                     13.09      9.44      7.08      5.75
------------------------------------------------------------------------------------------------------------------------------------
     67          72          7.07      6.66      6.10      5.48       85                     13.59      9.54      7.09      5.75
------------------------------------------------------------------------------------------------------------------------------------
     68          73          7.29      6.83      6.19      5.52
------------------------------------------------------------------------------------------------------------------------------------

Form 1197 (VUL)

       This Policy is a FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.
                      This is a Non-Participating Policy

Death benefits and other values provided by this contract, when based on the investment experience of a separate account, are variable. These values may increase or decrease based on investment experience and are not guaranteed as to fixed dollar amount. Death benefits are payable by us upon the death of the Insured prior to the Maturity Date. Your Net Account Value, if any, is payable by us if the insured is living as of the Maturity Date. However, at no time will the maximum amount you may borrow be less than 90% of the Account Value; minus any outstanding Policy Loan and accrued but unpaid interest. Flexible Premiums are payable by you during the lifetime of the Insured until the Maturity Date. The death benefit will be at least equal to the Stated Benefit amount at issue if Premiums are duly paid and if there are no outstanding Policy Loans, Partial Withdrawals, or Partial Surrenders. Refer to the Payout of Proceeds provisions for additional information.


                   SECURITY LIFE OF DENVER INSURANCE COMPANY
                                A Stock Company

                            CUSTOMER SERVICE CENTER
                 P.O. Box 173763, Denver, Colorado 80217-3763
                       Toll Free Number: 1(800)933-5858

Form 1197 (VUL) - MD